Exhibit 21.
Subsidiaries of the Registrant
1.	Subsidiary: Xiangrui Pharmaceutical International Limited.
•	Place of Incorporation: British Virgin Islands on November 29, 2010.
2.	Subsidiary: Tai’an Yisheng Management & Consulting Co., Ltd.
•	Place of Incorporation: People’s Republic of China on May 6, 2011.